AMENDED AND RESTATED
                 UDLP SUPPLEMENTAL RETIREMENT AND SAVINGS PLAN

        United Defense, L.P., a Delaware limited partnership (the "Company"), adopted the UDLP Supplemental Retirement and Savings Plan effective July 1, 1994. In order to amend the UDLP Supplemental Retirement and Savings Plan in certain respects, effective as of ___________________ __, 1998, the Company hereby adopts the Amended and Restated UDLP Supplemental Retirement and Savings Plan (the "Plan"). This Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and is not intended to comply with the requirements of Section 401(a) of the Internal Revenue Code. The Plan is intended to be exempt from most of the requirements of ERISA.

                                   ARTICLE I.
                                    PURPOSE

         The purpose of the Plan is to provide to designated employees the opportunity to defer compensation and/or the retirement benefits they would be eligible to receive under the UDLP Salaried Employees' 401k Plan (the "Qualified Plan") but for the loss of benefits resulting from the exclusion of deferred compensation or other amounts ("Excluded Compensation") from compensation taken into account for purposes of computing benefits under the Qualified Plans, either pursuant to the terms of the Qualified Plan or pursuant to Section 401
(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan also permits Participants to have amounts deferred or otherwise credited under the Plan grow at rates reflecting the growth of the value of the stock of United Defense Industries, Inc., the limited partner of the Company, and other investments.

                                  ARTICLE II.
                                  DEFINITIONS

         For the purposes of this Plan the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

Section 2.1. Accounts
             --------

         "Accounts" or "Account" of a Participant means, as the context indicates, any one or more of such Participant's Deferral Account or Matching Account, if any, established under Sections 7.1 and 7.2.

Section 2.2. Administrator
             -------------

         "Administrator" means the Company, acting through its Management Committee or the delegates thereof. The Administrator shall have all duties and responsibilities imposed by ERISA.

Section 2.3. Affiliate
             ---------

         "Affiliate" means any employer which, at the time of reference, was, with the Company, a member of a controlled group of corporations or trades or businesses under common control, or a member of an affiliated service group, as determined under regulations issued by the Secretary of the Treasury or his or her delegate under Code Sections 414(b), (c), (m) and 415(h) and any other entity required to be aggregated with the Company pursuant to regulations issued under Code Section 414(o).

Section 2.4. Beneficiary
             -----------

         "Beneficiary" means the person, persons or entity designated by the Participant to receive any death benefits payable under the Plan. Any beneficiary designation shall be made in a written instrument filed with the Administrator.

Section 2.5. Benefit Commencement Date
             -------------------------

         "Benefit Commencement Date" is defined in Section 10.1.

Section 2.6. Code
             ----

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

Section 2.7. Company
             -------

         "Company" means United Defense, L.P., a Delaware limited partnership.

Section 2.8. Company Contributions
             ---------------------

         "Company Contributions " with respect to a Participant means "Company Contributions" on his or her behalf to the Qualified Plan.

Section 2.9. Compensation
             ------------

         "Compensation" of a Participant for any Plan Year means his or her wages for such Plan Year for services rendered to the Company, as reported on such Participant's Form W-2 for such Plan Year, as described in Treas. Reg. ss. 1.415-2(d)(11)(i), but

         (a) including compensation deferred under the Plan and amounts not includable in gross income by reason of Code Sections 125, 402(a)(8), 402(h) or 403(b), and

         (b) excluding all reimbursements or other expense allowances, income from the exercise of stock options, fringe benefits (cash or non-cash), moving expenses and welfare benefits (including severance benefits), even if includable in gross income.

Section 2.10. Deferral Account
              ----------------

         "Deferral Account" of a Participant means the bookkeeping account established on behalf of such Participant in accordance with Section 7.1.

Section 2.11. Deferred Compensation
              ---------------------

         "Deferred Compensation" of a Participant means the amounts deferred by such Participant under Section 5.1 of the Plan.

Section 2.12. Determination Date
              ------------------

         "Determination Date," with respect to the United Defense Industries, Inc. Common Stock Investment Fund, means the first date on which such Investment Fund is first authorized by the Administrator for deemed investment of Participants' Accounts and the date on which there occurs a Liquidity Event; provided, however, that the Administrator, in its sole discretion, may choose any additional date or dates as a Determination Date(s).

Section 2.13. Employee
              --------

         "Employee" means any person who renders services to the Company in the status of an employee as that term is defined in Code Section 3121(d), including officers, but excluding leased employees treated as employees of the Company pursuant to Code Sections 414(n) and 414(o).

Section 2.14. Employee Contributions
              ----------------------

         "Employee Contributions" of a Participant means "Employee-Elected Company Contributions" on his or her behalf to the Qualified Plan.

Section 2.15. ERISA
              -----

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

Section 2.16. Hardship
              --------

         (a) "Hardship" of a Participant, as determined by the Administrator in its discretion on the basis of all relevant facts and circumstances and in accordance with nondiscriminatory and objective standards, uniformly interpreted and consistently applied, means a severe financial hardship resulting from:

             (i) any one or more of the following:

                 (A) the sudden and unexpected illness or accident of such
             Participant or one of his or her dependents,

                 (B) the loss of such Participant's property due to casualty, or

                 (C) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such Participant,

             (ii) but only to the extent that the hardship may not be relieved

                 (A) through reimbursement or compensation by insurance or
             otherwise, or

                 (B) by liquidation of such Participant's assets, to the extent that such would not itself cause severe financial hardship.

          (b) A financial need shall not constitute a Hardship unless it is for at least $1,000 (or the entire principal amount of the Participant's Accounts, if less).

Section 2.17. Investment Fund
              ---------------

         "Investment Fund" means one of the investment alternatives which is authorized by the Administrator at the time of reference for deemed investment of Participants' Accounts pursuant to Article IV. The range of available Investment Funds need not be the same with respect to all Participants, but shall be specified as to each Participant on Schedule A hereto, as amended, modified and supplemented from time to time.

Section 2.18. Liquidity Event
              ---------------

         "Liquidity Event" means one of the following events (i) a merger or consolidation of United Defense with an unaffiliated entity in which the stockholders of United Defense receive cash, securities and/or other marketable property in exchange for their common stock in United Defense; (ii) a sale to an unaffiliated entity of all or substantially all of the assets of United Defense; (iii) the liquidation, dissolution or winding up of United Defense (other than in a restructuring that results in the continuation of United Defense's business by an affiliated entity) or (iv) a public offering of more than fifty percent (50%) of United Defense common stock then outstanding pursuant to a registration statement (other than pursuant to Form S8) filed under the Securities Act of 1933.

Section 2.19. Management Committee
              ---------------------

         "Management Committee" means the Management Committee of the Company.

Section 2.20. Matching Account
              ----------------

"Matching Account" of a Participant means the bookkeeping account established on behalf of such Participant in accordance with Section 7.2.

Section 2.21. Matching Contributions
              ----------------------

         "Matching Contributions" of a Participant means the amounts contributed to the Plan on behalf of such Participant pursuant to Section 6.1(b) of the Plan.

Section 2.22. Participant
              -----------

         "Participant" means any person included in the Plan as provided in
Article IV.

Section 2.23. Payday
              ------

         "Payday" of a Participant means the regular and recurring established day for the payment of Compensation to Employees in his or her classification or position

Section 2.24. Plan
              ----

         "Plan" means the Amended and Restated UDLP Supplemental Retirements and Savings Plan, as amended from time to time.

Section 2.25. Plan Year
              ---------

         "Plan Year" means the twelve month period commencing on each January 1, and ending on the next following December 31.

Section 2.26. Qualified Plan
              --------------

         "Qualified Plan" means the UDLP Salaried Employees' 401(k) Plan, as amended from time to time.

Section 2.27. Rules of the Plan
              -----------------

         "Rules of the Plan" means the rules adopted by the Administrator pursuant to Section 3.1 for the administration, interpretation or application of the Plan.

Section 2.28. Spouse
              ------

         "Spouse" with respect to a Participant means such Participant's wife or husband who is lawfully married to the Participant immediately prior to the distribution of such Participant's Accounts under this Plan.

Section 2.29. Termination of Employment
              -------------------------

         "Termination of Employment" with respect to a Participant means the time when the employer-employee relationship between the Company (or any Affiliate) and such Participant is terminated for any reason, including, but not by of limitation, resignation, discharge, disability, death or retirement, but excluding transfers among or between the Company and any Affiliate. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.

Section 2.30. Valuation Date
              --------------

         "Valuation Date" means the last day of each calendar quarter ending on March 31, June 30, September 30 and December 31, and any other date as of which the Administrator elects to make a valuation of Accounts.

Section 2.31. Vested
              ------

         "Vested" with respect to a Participant's Accounts means not subject to forfeiture and unconditionally subject to distribution on his or her behalf in accordance with the Plan.

                                  ARTICLE III.
                                 ADMINISTRATION

Section 3.1. Administrator's Duties and Powers
             ---------------------------------

         (a) The Administrator shall conduct the general administration of the Plan in accordance with the Plan and shall have all the necessary power and authority to carry out that function. Among its necessary powers and duties, are the following:

                  (i) To delegate all or part of its function as Administrator to others and to revoke any such delegation.

                  (ii) To determine questions of eligibility of Participants and their entitlement to benefits.

                  (iii) To select and engage attorneys, accountants, actuaries, trustees, appraisers, brokers, consultants, administrators, physicians or other persons to render service or advice with regard to any responsibility the Administrator has under the Plan, or otherwise, to designate such persons to carry out responsibilities under the Plan, and (with the Company, the Management Committee and the Company's officers, trustees and employees) to rely upon the advice, opinions or valuations of any such persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith.

                  (iv) To interpret the Plan for purpose of the administration and application of the Plan, in a manner not inconsistent with the Plan or applicable law and to amend or revoke any such interpretation.

                  (v) To adopt Rules of the Plan that are not inconsistent with the Plan or applicable law and to amend or revoke any such rules.

                  (vi) To determine the form of distribution of Accounts pursuant to Article X.

                  (vii) To conduct claims procedures as provided in Article
         XIII.

         (b) Every finding, decision, and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties, except to the extent found by a court of competent jurisdiction to constitute an abuse of discretion.

Section 3.2. Limitations Upon Powers
             -----------------------

         (a) The Plan shall be uniformly and consistently administered, interpreted and applied with regard to all Participants in similar circumstances. The Plan shall be administered, interpreted and applied fairly and equitably and in accordance with the specified purposes of the Plan.

         (b) Members of the Management Committee may be Participants under this Plan; provided, that no individual may act or vote with respect to a decision of the Administrator specifically relating to his or her own participation in the Plan.

Section 3.3. Indemnification by the Company; Liability Insurance
             ---------------------------------------------------

         (a) The Company shall pay or reimburse any of its officers, directors or employees who administer the Plan for all expenses incurred by such persons in, and shall indemnify and hold them harmless from, all claims, liability and costs (including reasonable attorneys' fees) arising out of the good faith performance of their Plan functions.

         (b) The Company may obtain and provide for any such person, at its expense, liability insurance against liabilities imposed on him or her by law.

Section 3.4. Recordkeeping
             -------------

         (a) The Administrator shall maintain suitable records as follows:

             (i) Records of each Participant's individual Accounts which, among other things, shall show separately Deferred Compensation, Matching Contributions and the gains and losses thereon.

             (ii) Records which show the operations of the Plan during each Plan Year.

             (iii) Records of its deliberations and decisions.

         (b) The Administrator may appoint a secretary to keep the record of proceedings, to transmit its decisions, instructions, consents or directions to any interested party, to execute and file, on behalf of the Administrator, such documents, reports or other matters as may be necessary or appropriate under ERISA, and to perform ministerial acts.

         (c) The Administrator shall not be required to maintain any records or accounts which duplicate any records or accounts maintained by the Company.

Section 3.5. Inspection of Records
             ---------------------

         Copies of the Plan and records of a Participant's Accounts shall be open to inspection by such Participant or his or her duly authorized representative(s) at the office of the Company at any reasonable business hour.

Section 3.6. Conflicting Claims
             ------------------

         If the Administrator is confronted with conflicting claims concerning a Participant's Accounts, the Administrator may interplead the claimants in an action at law, or in an arbitration conducted in accordance with the rules of the American Arbitration Association, as the Administrator shall elect in its sole discretion, and in either case, the attorneys' fees, expenses and costs reasonably incurred by the Administrator in such proceeding shall be paid from the Participant's Accounts.

Section 3.7. Service of Process
             ------------------

         The Secretary of the Company is hereby designated as agent of the Plan for the service of legal process.

Section 3.8. Service in More than One Capacity
             ---------------------------------

         Any person or group of persons may serve in more than one capacity with respect to the Plan.

Section 3.9. Majority Rule
             -------------

         The Administrator shall act by a majority of its members in office; provided, however, that the Administrator may appoint one of its members or a delegate to act on its behalf on matters arising in the ordinary course of administration of the Plan or on specific matters.

Section 3.10. Statement to Participants
              -------------------------

         The Administrator shall submit to each Participant after each Valuation Date a statement setting forth the balance to the credit of such Participant in his or her Accounts as of the Valuation Date.

                                  ARTICLE IV.
                                 PARTICIPATION

Section 4.1. Eligibility for Participation
             -----------------------------

         Each Employee whose Compensation for any Plan Year is expected by the Administrator to exceed the limit imposed by Code Section 401(a)(17) for such Plan Year shall be eligible to be a Participant for such Plan Year on the date on which the Administrator notifies the Employee of such eligibility.

Section 4.2. Designation of Beneficiary
             --------------------------

         (a) Each Participant or former Participant shall have the right to designate, revoke and redesignate Beneficiaries hereunder and to direct payment of the amount credited to his or her Accounts to such Beneficiaries upon his death.

         (b) Designation, revocation and redesignation of Beneficiaries must be made in writing in accordance with the Rules of the Plan on a form provided by the Administrator and shall be effective upon delivery to the Administrator.

Section 4.3. Deferral Election Procedure
             ---------------------------

         The Administrator shall give each Employee who is eligible to be a Participant in the Plan a deferral election form on which the Participant may elect to defer Compensation under Article V. Each such Employee electing to defer Compensation under Article V shall complete and sign the deferral election form and return it to the Administrator.

Section 4.4. Content of Deferral Election Form
             ---------------------------------

         The Participant shall set forth on the deferral election form;

         (a) his or her consent that such Participant, his or her successors in interest and assigns, and all persons claiming under him or her shall be bound~~ to the extent authorized by law, by the statements contained therein and by the provisions of the Plan as they now exist, and as they may be amended from time to time;

         (b) the amount of Compensation to be deferred under Article V and, in such case, the Participant's authorization to the Company to reduce his or her Compensation in accordance with Section 6.1 (a);

         (c) the date of distribution of his or her Accounts, which shall be any date selected by such Participant which is not earlier than the first anniversary of his or her initial election to participate in the Plan; and

         (d) such other information as may be required for the administration of the Plan.

         Such deferral election form shall be in the form specified by the Administrator.

                                   ARTICLE V.
                             PARTICIPANTS' DEFERRALS

Section 5.1. Deferral of Compensation
             ------------------------

         Each Participant who has deferred the maximum dollar amount permitted (whether pursuant to the rules of the Qualified Plan or otherwise) for him or her under the Qualified Plan for any Plan Year may elect to defer to his or her Deferral Account for such Plan Year any whole number percentage of his or her Compensation as designated by such Participant.

         Such election shall be effective upon such prior written notice to the Administrator as is required by the Administrator, and shall remain in effect for each Plan Year during which such Employee is a Participant until discontinued or changed under Section 5.2; provided, however, that such election shall be effective no earlier than the first day of the next succeeding Plan Year unless such election is received by the Administrator within 30 days after the date on which the Employee first becomes eligible to be a Participant pursuant to Section 4.1.

Section 5.2. Discontinuance of Deferral; Change of Deferral
             ----------------------------------------------

         A Participant may elect, upon such prior written notice as is required by the Administrator, to discontinue deferral of his or her Compensation under the Plan or to change the amount of his or her Deferred Compensation for any Plan Year commencing after the effective date of such notice.

                                  ARTICLE VI.
           CREDITING OF DEFERRALS AND COMPANY MATCHING CONTRIBUTIONS

Section 6.1. Determination of Credits
             ------------------------

         (a) Pursuant to the Rules of the Plan, for each Payday, each Participant's Deferral Account shall be credited with an amount which is equal to the amount of Compensation such Participant elected to defer under Section 5.1.

         (b) Pursuant to the Rules of the Plan, for each Plan Year, the Matching Account of each Participant who elected to defer Compensation under the Plan for the Plan Year in question shall be credited with an amount which is equal to the excess, if any, of

                  (i) the lesser of

                      (A) the product of

                          (1) such Participant's Compensation for such Plan
                      Year, and

                          (2) the rate of Company Contributions to the Qualified
                      Plan for such Plan Year (expressed as a percentage of the Participant's compensation" as defined under the Qualified
                      Plan), and

                      (B) the sum of such Participant's Employee Contributions
                  and Deferred Compensation for such Plan Year, over

                  (ii) the amount of such Participant's Company Contributions for such Plan Year.

                                  ARTICLE VII.
                                    ACCOUNTS

Section 7.1. Deferral Account
             ----------------

         The Administrator shall establish and maintain for each Participant a Deferral Account to which shall be credited the amounts determined under
Section 6.1(a) and credited or debited the amounts determined under Article
VIII.

Section 7.2. Matching Account
             ----------------

         The Administrator shall establish and maintain for each Participant a Matching Account to which shall be credited the amounts determined under Section 6.1(b) and credited or debited the amounts determined under Article VIII.

Section 7.3. Assignments etc. Prohibited
             ---------------------------

         No part of the Accounts of a Participant shall be liable for the debts, contracts or engagements of such Participant, his or her Beneficiaries or successors in interest, or be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any such person have any rights to alienate, anticipate, commute, pledge, encumber or assign any benefits or payments hereunder in any manner whatsoever except to designate a Beneficiary as provided in Section 4.2 hereof.

Section 7.4. Trust
             -----

         The Administrator shall establish a trust for the benefit of Plan Participants to which the Company shall contribute assets equal to the amounts credited to Participants' Accounts; provided, however, that such trust shall remain a general asset of the Company subject to the rights of creditors of the Company in the event of the Company's bankruptcy or insolvency as defined in such trust agreement.

                                 ARTICLE VIII.
                DEEMED INVESTMENT OPTIONS; VALUATION OF ACCOUNTS

Section 8.1. Investment Options
             ------------------

         (a) Each Participant may elect in accordance with the Rules of the
Plan:

             (i) effective upon becoming a Participant or as permitted thereafter under the Rules of the Plan, to have amounts credited to his or her Accounts deemed to be invested entirely in any one or more Investment Funds available to such Participant under the Rules of the Plan, in such proportions as are permitted by the Administrator under the Rules of the Plan, or to change any prior such election, and

             (ii) effective as permitted under the Rules of the Plan, to have his or her Accounts, as any such Account is then stated, be deemed to be held and invested under any Investment Fund available to the Account in question under paragraph (i) or to change any such prior election.

         (b) Any such election under subsection (a)(i) shall remain in effect until revoked or modified by the Participant as permitted under the Rules of the Plan.

         (c) Deemed purchases and sales of assets in the Investment Funds pursuant to the Participant's elections under this Section shall be made within a reasonable time after the Participant notifies the Administrator of any such change, and such Participant's Accounts shall be adjusted to reflect amounts deemed paid or realized in such transactions.

         (d) If a Participant fails or declines to make an election under this Section, such Participant's Accounts shall be deemed held in one or more Investment Funds as directed by the Administrator.

Section 8.2. Investment Credits and Debits
             -----------------------------

         On each Valuation Date, additional amounts shall be credited (or debited) to each Participant's Deferral Account and Matching Account, such amounts to be equal to the earnings (or losses) that would have been credited (or debited) had such Accounts been invested as specified by the Participant between successive Valuation Dates.

Section 8.3. Determination of Values
             -----------------------

         As of each Valuation Date, the Administrator shall determine the fair market value of each Investment Fund, based upon the information reasonably available to the Administrator including the data from, but not limited to, newspapers and financial publications of general circulation, statistical and valuation services, records of securities exchanges, appraisals by qualified persons, transactions and bona fide offers in assets of the type in question and other information customarily used in the valuation of property for the purposes of the Code. With respect to securities for which there is a generally recognized market, the published selling prices on or nearest to such Valuation Date shall establish fair market value of such security. Fair market value so determined shall be conclusive for all purposes of the Plan.

         Notwithstanding the foregoing provisions of this Article VIII, the fair market value of the United Defense Industries, Inc. Common Stock Investment Fund shall be determined as of each Determination Date and the value as so determined shall remain the value of such Investment Fund for the period between successive Determination Dates.

Section 8.4. Applicability of Account Values
             -------------------------------

         The value of an Account as determined as of a given date under this Article, plus any amounts subsequently allocated thereto under Sections 6.1(a) and (b), and less any amounts subsequently distributed therefrom under Article X, shall remain the value thereof for all purposes of the Plan until revalued hereunder.

                                   ARTICLE IX.
                               VESTING OF ACCOUNTS

Section 9.1. Vesting of Accounts
             -------------------

         (a) Each Participant's interest in his or her Deferral Account shall be fully Vested at all times.

         (b) The Vested portion of a Participant's Matching Account as of any date of determination shall be the percentage of such Account as equals the Participant's then vested percentage in his or her Company Contributions Account in the Qualified Plan.

                                   ARTICLE X.
                           DISTRIBUTION OF ACCOUNTS

Section 10.1. Benefit Commencement Date
              -------------------------

         The Benefit Commencement Date for distribution of the Participant's Vested Accounts shall be any date within 60 days following the earlier of

         (a) the date selected by the Participant pursuant to Section 4.4, or

         (b) the date of his or her Termination of Employment for any reason.

Section 10.2. Form of Distribution
              --------------------

         (a) Each Participant's Vested Accounts shall be distributed to him or her in cash and/or, as determined by the Administrator in its sole discretion, in property representing in whole or in part the deemed investment of the Participant's Accounts pursuant to Article VIII.

         (b) Subject to subsection (c), distribution to the Participant shall be made in a lump sum payment on his or her Benefit Commencement Date or in substantially equal annual installments beginning on his or her Benefit Commencement Date and ending not later than the tenth anniversary thereof, as selected by the Participant pursuant to Section 10.3.

         (c) Notwithstanding any Participant's election under Section 10.3, upon the Participant's death, the Vested balance of his or her Accounts, if any, shall be distributed to his or her Beneficiaries in one lump sum payment within 60 days following the Valuation Date coincident with or next following the date of the Administrator's receipt of written notification of the Participant's death.

Section 10.3. Election of Distribution
              ------------------------

         (a) The form of distribution of the Participant's Accounts shall be elected by the Participant within thirty days following the later of (i) the effective date of this Amended and Restated UDLP Supplemental Retirement and Savings Plan and (ii) the effective date of the Participant's first election to participate in the Plan.

         (b) The Participant may elect at least one year prior to his or her then scheduled Benefit Commencement Date to change the form of distribution previously elected pursuant to this Section 10.3, provided, however, that no such election shall be effective if made prior to the fifth anniversary of the date of the Participant's most recent preceding election hereunder, and provided further, that if the Participant is age 55 or older, no such election shall be effective if made prior to the third anniversary of the date of the Participant' s most recent preceding election hereunder.

         (c) If any Participant shall have failed to select a form of distribution pursuant to this


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



Section 10.3, the Administrator shall distribute the balance of his or her Accounts in substantially equal installments over a period of 10 years commencing on his or her Benefit Commencement Date.

Section 10.4. Hardship Distributions from Accounts
              ------------------------------------

         A Participant may apply to the Administrator for a distribution from his or her Accounts on account of his or her Hardship, subject to the requirement that the distribution not exceed the amount which is necessary to satisfy the Hardship. If the Participant has more than one Account under the Plan, any such Hardship distribution shall be made pro rata from each of the Participant's Accounts unless otherwise determined by the Administrator.

                                  ARTICLE XI.
                       AMENDMENT AND TERMINATION OF PLAN

Section 11.1. Amendment
              ---------

         The Company may at any time amend the Plan in whole or in part, provided however, that no amendment shall either (i) decrease the balance to the credit of any Account as of the date of such amendment, (ii) change in any way any deferral, investment, or distribution election theretofore made by any Participant, or (iii) reduce in amount or extend in time any Participant's right or entitlement to any payment under the Plan.

Section 11.2. The Company's Right to Terminate
              --------------------------------

         The Company may at any time terminate the Plan. Upon termination of the Plan, the Company may discharge in full its obligations to any Participant upon payment of the Participant's Vested Account balances as of the date of such termination.

                                  ARTICLE XII.
                               GENERAL PROVISIONS

Section 12.1. Not a Contract of Employment
              ----------------------------

         The terms and conditions of this Plan shall not be deemed to constitute a contract of employment with the Company, and the Participant (and his or her Beneficiary) shall have no rights against the Company except as may be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge him or her at any time for any reason whatsoever.

Section 12.2. Protective Provisions
              ---------------------

         Each Participant shall cooperate with the Company and Administrator by furnishing any and all information requested by the Company or the Administrator in order to facilitate the payment of benefits hereunder, and by taking such other action as may be reasonably requested by the Company or Administrator.

Section 12.3. Terms
              -----

         Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or in the singular, as the case may be, in all cases where they would so apply.

Section 12.4. Captions
              --------

         The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

Section 12.5. Governing Law
              -------------

         The provisions of this Plan shall be construed and interpreted according to the laws of the State of Delaware.

Section 12.6. Validity
              --------

         In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof and this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Section 12.7. Notice
              ------

         Any notice or filing required or permitted to be given to the Administrator under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Administrator at the executive office of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Section 12.8. Successors
              ----------

         The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

Section 12.9. Incompetency
              ------------

         In the event that it shall be found upon evidence satisfactory to the Administrator that any Participant or Beneficiary to whom a benefit is payable under this Plan is unable to care for his or her affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Company and Administrator, to the Spouse or other person deemed by the Administrator to have incurred expense for such Participant (or Beneficiary).


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

Any such payment shall be a payment for the account of the Participant and shall be a complete discharge of any liability of the Plan and the Company to the extent of the amount paid.


                                 ARTICLE XIII.
                                CLAIMS PROCEDURE

Section 13.1. Claim
              -----

         Any person claiming a benefit or requesting an interpretation or ruling under the Plan shall present the request in writing to the Administrator, which shall respond in writing as soon as practicable.

Section 13.2. Denial of Claim
              ---------------

         If the claim or request is denied, the written notice of denial shall state:

         (a) The reason for denial with specific reference to the Plan provisions on which the denial was based;

         (b) A description of any additional material or information required and an explanation of why it is necessary; and

         (c) An explanation of the Plan's claim review procedure.

Section 13.3. Review of Claim
              ---------------

         Any person whose claim or request is denied or who has not received a response within 60 days may request review by notice given in writing to the Administrator. The claim or request shall be reviewed by the Administrator which may grant the claimant a hearing or request a hearing to clarify any related matters which it deems appropriate. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

Section 13.4. Final Decision
              --------------

         The decision on review shall normally be made by the Administrator within 60 days of the date of the review of claim authorized by Section 13.3. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reason and the relevant Plan provisions.

Section 13.5. Arbitration
              -----------

         Any claim or dispute arising hereunder which is not resolved upon conclusion of the procedures heretofore provided in this Article XIII shall, upon request of either the Company or the claiming or requesting person, be decided by arbitration in the metropolitan area where the Participant is, or was most recently, employed by the Company, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award rendered in such arbitration shall be final, and judgment on such award may be entered in any court, state or federal, having jurisdiction thereover. In no event however, should the arbitrator be given authority to judge any decision which is the subject of the Administrator's exercise of its discretion in accordance with the terms of this Plan.

         IN WITNESS WHEREOF, the Company has caused this Amended and Restated UDLP Supplemental Retirement and Savings Plan to be executed on this ___ day of ____________, 1998.




                                        ______________________________
                                        Secretary


                                       17